EX-99.(b)(ii)

CERTIFICATE OF AMENDMENT
OF
BY-LAWS
OF
FRANKLIN TEMPLETON ETF TRUST

(changing name from
“Franklin Templeton ETF Trust”
to
“Franklin ETF Trust”)

The undersigned Secretary of Franklin Templeton ETF Trust, a Delaware statutory trust (the “Trust”), does hereby certify:

1.         That the sole Trustee of the Trust, constituting the Board of Trustees of the Trust,  approved the By-Laws amendment set forth in the following resolution by written consent signed by the sole Trustee on December 3, 2012:

RESOLVED, that pursuant to the authority granted to the Board of Trustees under Article VIII, Section 2 of the By-Laws of the Trust and Article IV, Section 3(c) of the Agreement and Declaration of Trust of the Trust, the By-Laws of the Trust are hereby amended by deleting the name FRANKLIN TEMPLETON ETF TRUST from the heading of such By-Laws, and every other place where such name appears, and replacing such name with FRANKLIN ETF TRUST, effective as of the time the Certificate of Amendment of Certificate of Trust establishing such name change is filed with the Delaware Secretary of State.

2.         That pursuant to Article VIII, Section 2 of the By-Laws, which governs amendments of the By-Laws, the above By-Laws amendment is effective as of the time the Certificate of Amendment of Certificate of Trust establishing such name change is filed with the Delaware Secretary of State.

IN WITNESS WHEREOF, the undersigned Secretary of the Trust certifies as to the above as of the 3rd day of December, 2012.

/s/ Steven J. Gray
Steven J. Gray
Secretary